Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Appoints Matthew Kwietniak as Chief Commercial Officer

Accomplished Senior Executive with Nearly 30 Years of Sales Experience Spanning CDMO Offerings, Clinical Development Services and Scientific Products

TUSTIN, Calif., October 7, 2021 -- Avid Bioservices, Inc. (NASDAQ:CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced the appointment of Matthew Kwietniak as chief commercial officer. Mr. Kwietniak is an accomplished senior global sales executive with a proven track record of driving revenue growth and delivering sustainable results through the building and management of successful sales teams, as well as the establishment and expansion of key client relationships. In his new role, he will be responsible for continuing the current growth trajectory of Avid’s CDMO business through the ongoing expansion of the company’s commercial and clinical client base.

Mr. Kwietniak most recently served as head of drug product sales for the Americas within the pharma services group at Thermo Fisher Scientific. In this role, he led the North America team of sales leaders and business development executives for the company’s pharmaceutical development and commercial manufacturing business. At Thermo Fisher Scientific, Mr. Kwietniak is credited with record sales growth and consistent overachievement of quarterly and annual goals during his tenure and leadership. He also spent over a decade as a senior sales executive in the clinical development services business at Covance, Inc., a division of LabCorp. Throughout his time with Covance, Mr. Kwietniak held multiple escalating sales leadership roles, culminating in a three-year tenure as executive director of sales in the clinical development services division. In this role, he expanded and managed a U.S. commercial team of business development directors that included the signing of several large Phase III contracts. In his leadership career, he has been responsible for growing and supporting sales teams generating in excess of $1 billion annually. Mr. Kwietniak has also achieved success in key sales manager and sales representative positions for VWR International (now Avantor).

“We are very pleased to welcome Matt to Avid and believe that he will serve as an excellent leader for our active and talented business development team. His demonstrated ability to lead successful sales teams and drive sustained revenue growth will serve the company well as we continue to increase capacity through multiple facility expansion projects,” said Nicholas Green, president and chief executive officer of Avid Bioservices. “We are particularly impressed by Matt’s ability to lead teams that focus on simultaneously winning new client business, expanding current customer relationships and importantly building partnerships, which have and will continue to be key as we grow the Avid brand and Avid’s business.”

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 28 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com